Exhibit 99.1

           Pediatrix Reports Record Third Quarter Results;
            Introduces 2004 EPS Guidance of $4.00 to $4.10

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Nov. 5, 2003--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported record earnings per share of 97 cents for the three months ended September 30, 2003, up 33 percent from the prior year as a result of strong revenue growth, continued operating efficiencies and the beneficial impact of the Company's share repurchase program.

    Highlights for the three months ended September 30, 2003 include:

    --  Record quarterly net income of $23.5 million, up 21 percent;

    -- Record operating income of $38.2 million with expanded operating margins;

    --  Record quarterly revenue of $145.5 million, up 19 percent; and

    -- Record cash flow from operations of $46.3 million, up 30 percent.

    "This was another very solid quarter in which we continued to run our business more efficiently while at the same time successfully executing our strategy as a growth company," said Roger J. Medel, M.D., President and Chief Executive Officer of Pediatrix, the nation's largest provider of newborn and maternal-fetal medicine physician services. "We continue to build our national group practice through acquisitions, the addition of neonatal units through internal contracting efforts and excellent same-unit growth. Our results reflect the very strong performance of our core business and the attractiveness that our model presents to physicians, hospital administrators and payors across the country."
    For the three months ended September 30, 2003, Pediatrix reported net patient service revenue of $145.5 million, up 19 percent from $122.5 million for the comparable period of 2002. Revenue for the 2003 third quarter included same-unit revenue growth of 12.5 percent, as well as contributions from acquisitions completed during the past 12 months.
    Income from operations increased by 22 percent to $38.2 million for the 2003 third quarter from $31.3 million for the comparable period of 2002 as a result of the combination of revenue growth and continued operating efficiencies. For the 2003 third quarter, operating margin improved over the same period in the prior year by approximately 72 basis points to 26.3 percent. This improvement is due, in part, to a decline in general and administrative expenses as a percent of revenue by more than 60 basis points to 13.6 percent for the 2003 third quarter when compared to the same period of 2002.
    Net income was $23.5 million for the three months ended September 30, 2003, up 21 percent from $19.3 million for the same period of 2002. On a per share basis, Pediatrix earned 97 cents for the three months ended September 30, 2003 based on weighted average shares outstanding of 24.2 million, compared with earnings per share of 73 cents based on weighted average shares outstanding of 26.4 million for the comparable 2002 period.
    For the nine months ended September 30, 2003, Pediatrix reported net patient service revenue of $405.4 million, an increase of 17 percent from $346.0 million for the first nine months of 2002. Net income increased to $60.4 million for the nine months ended September 30, 2003 from $49.8 million for the comparable period of 2002.
    Cash flow from operations for the 2003 third quarter was a record $46.3 million. For the comparable period of 2002, cash flow from operations was $35.7 million. For the nine months ended September 30, 2003, Pediatrix has generated cash flow from operations of $79.8 million, up from $67.2 million for the same period of 2002.
    During the 2003 third quarter, Pediatrix used cash to acquire physician practices, complete a previously-authorized share repurchase program, make capital expenditures and reduce amounts outstanding under its revolving credit facility. At September 30, 2003, total debt was $17.1 million, which includes $14.5 million outstanding under the Company's credit facility.
    Pediatrix invested a total of $17.1 million in cash during the 2003 third quarter to acquire neonatal physician group practices based in Cleveland, OH, and Tampa, FL, as well as a pediatric intensive care physician group practice based in Chicago, IL. Since October 1, 2003, Pediatrix has entered into contracts to provide neonatal physician services at two Kansas City-area hospitals and at a hospital in southern California.
    Pediatrix expects that earnings per share for 2004 will be in a range of $4.00 to $4.10. The Company re-affirms its previous guidance for the 2003 fourth quarter of 95 to 97 cents per share. These estimates assume continued same-unit revenue growth of 6 to 10 percent, additional operating improvements and continued acquisitions.
    Separately, Pediatrix continues to work with government officials on two ongoing matters. In June 2002, Pediatrix announced that the Federal Trade Commission was conducting an investigation of competitive issues related to an acquisition completed in May 2001. The Company is cooperating fully with the FTC. As part of the investigational process, the Company continues to meet with the FTC staff and provide extensive information and testimony. While the investigation continues to move forward, the Company is not able to predict either the timing or the possible outcome of this investigation.
    The Company is also cooperating with a U.S. Attorney's office investigation into Pediatrix's Medicaid billing practices that was announced in June 2003. The Company continues to meet with and provide information to federal investigators and Medicaid representatives in connection with the investigation. The Company is not able to predict either the timing or the possible outcome of this investigation.
    There can be no assurance that the outcome of these investigations will not have a material adverse effect on the Company's business, financial condition, results of operations or trading price of the Company's shares.

    Investor Conference Call

    At 11 a.m. Eastern Time today, Pediatrix Medical Group, Inc., will host an investor conference call to discuss 2003 third quarter results, operations review and specific earnings guidance for the 2003 fourth quarter and for calendar year 2004. The conference call Webcast may be accessed from the Company's website, http://www.pediatrix.com. A telephone replay of the conference call will be available from 2 p.m. Eastern Time today through midnight Eastern Time November 12, 2003 by dialing 800-475-6701, access code 702153. The replay will also be available at http://www.pediatrix.com.

    About Pediatrix

    Pediatrix was founded in 1979. Pediatrix physicians are reshaping the delivery of maternal-fetal and newborn care, identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Its neonatal physicians provide services at more than 200 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 675 physicians in 30 states and Puerto Rico. Additional information is available at http://www.pediatrix.com.
    Matters discussed in this release may include forward-looking statements within the meaning of the Federal securities laws. Such forward-looking statements may include, but are not limited to, statements relating to Pediatrix's objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that Pediatrix intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions.
    These statements are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Any forward-looking statement is made as of the date hereof. We disclaim any duty to update or revise any such statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements.
    Some of the factors that may cause actual results, developments and business decisions to differ materially from those projected or anticipated by such forward-looking statements, as more fully discussed under the section entitled "Risk Factors" in Pediatrix's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, pending and future investigations by federal and state government authorities of Pediatrix's billing or other practices (including the previously disclosed investigations regarding Pediatrix's Medicaid billing practices and an investigation by the Federal Trade Commission); unfavorable regulatory or other changes or conditions in geographic areas where Pediatrix's operations are concentrated; determinations that Pediatrix failed to comply with applicable health care laws and regulations, limitations, reductions or retroactive adjustments reimbursement amounts or rates by government-sponsored health care programs; audits by third party payors with respect to Pediatrix's billings for services; failure of physicians affiliated with us to appropriately record and document the services that they provide; Pediatrix's failure to find suitable acquisition candidates or successfully integrate any future or recent acquisitions; Pediatrix's failure to successfully implement Pediatrix's strategy of diversifying its operations; impairment of long-lived assets, such as goodwill; federal and state health care reform, including changes in the interpretation of government-sponsored health care programs; Pediatrix's failure to successfully recruit additional and retain existing qualified physicians; pending and future malpractice and other lawsuits; (including the previously disclosed shareholder class action lawsuits); Pediatrix's failure to manage growth effectively and to maintain effective and efficient information systems; Pediatrix's failure to collect reimbursements from third party payors in a timely manner; cancellation or non-renewal of Pediatrix's arrangements with hospitals, or renewal of such arrangements on less favorable terms; loss of Pediatrix's affiliated physicians' privileges or ability to provide services in hospitals, or hospitals entering into arrangements with physicians not affiliated with Pediatrix; and increased competition in the health care industry.



                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income
                             (Unaudited)


                                 Three months ended  Nine months ended
                                     September 30,     September 30,
                                     2003     2002     2003     2002
                                  ------------------------------------
                                  (in thousands, except for per share
                                                  data)
                                  ------------------------------------

Net patient service revenue       $145,514 $122,502 $405,415 $346,008
                                  ------------------------------------
Operating expenses:
 Practice salaries and benefits     80,196   68,232  230,460  195,950
 Practice supplies and other
  operating expenses                 4,778    3,997   13,561   11,440
 General and administrative
  expenses                          19,843   17,483   57,150   52,796
 Depreciation and amortization       2,495    1,520    6,048    4,447
                                  ------------------------------------

 Total operating expenses          107,312   91,232  307,219  264,633
                                  ------------------------------------

Income from operations              38,202   31,270   98,196   81,375
                                  ------------------------------------

Investment income                       76      221      296      595
Interest expense                      (417)    (288)  (1,142)    (857)
                                  ------------------------------------

 Income before income taxes         37,861   31,203   97,350   81,113
Income tax provision               (14,388) (11,857) (36,993) (31,324)
                                  ------------------------------------

Net income                         $23,473  $19,346  $60,357  $49,789
                                  ====================================

Per share data:
 Net income per common and common
  equivalent share (diluted)         $0.97    $0.73    $2.46    $1.86

 Weighted average shares used in
  computing net income per common
  and common equivalent share
  (diluted)                         24,196   26,363   24,521   26,794




                       Balance Sheet Highlights
                       ------------------------
                                                  As of        As of
                                                 Sept. 30,    Dec. 31,
                                                   2003        2002
                                               (unaudited)
                                               ----------- -----------
                                                   (in thousands)
Assets:
Cash and cash equivalents                         $10,410     $73,195
Accounts receivable, net                           89,869      75,356
Other current assets                               18,459      12,804
Other assets                                      559,537     487,324
Total assets                                     $678,275    $648,679
                                               =========== ===========

Liabilities and shareholders' equity:
Accounts payable & accrued expenses
                                                 $ 96,976    $ 76,400
Total debt                                         17,137       2,489
Other liabilities                                  27,652      21,792
                                               ----------- -----------
Total liabilities                                 141,765     100,681
Shareholders' equity                              536,510     547,998
Total liabilities and shareholders' equity
                                                $ 678,275   $ 648,679
                                               =========== ===========



    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, ext. 5300
             bob_kneeley@pediatrix.com